Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

RENAISSANCE LEARNING

Moderator: Mary Minch

April 15, 2008

4:00 pm CT

Operator:

Good afternoon ladies and gentlemen and thank you for standing by. Welcome to Renaissance Learning’s First Quarter Earnings conference call.

At this time, everyone is in a listen only mode. Later, there will be an opportunity for you to ask questions, and instructions will be given at that time. As a reminder, your conference is also being recorded.

At this time I would like to introduce you to the Chief Financial Officer, Mary Minch. Go ahead Ms. Minch.

Mary Minch:

Good afternoon. I’m Mary Minch, Chief Financial Officer of Renaissance Learning. And I’d like to welcome everyone to our First Quarter conference call.

With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations, and various assumptions which management believes are reasonable. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our First Quarter Earnings Release, and in the company’s Securities and Exchange Commission filings, including forms 10-K and 10-Q.

I’ll begin our call today with a review of the first quarter financial results, and then Steve will provide some brief comments about our operations. Following our comments, we’ll be happy to take your questions.

First quarter revenues of $29.4 million were up 10.1% from first quarter 2007 revenues of $26.7 million. Net Income was $2.6 million, or 9 cents per share, compared to $1.3 million, or 5 cents per share a year ago. 2007 first quarter net income included pre-tax restructuring costs of approximately $500,000, or a penny per share.

The 2008 first quarter results marked the second consecutive quarter of year-over-year revenue and earnings per share growth. This growth is a reflection of both improving laptop orders, and strong software subscription orders that we experienced in the seasonally important second and third quarters of 2007.

 RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

As noted previously, the financial impact of subscription orders is initially delayed because the revenue is deferred and recognized over the subscription period of the software. That’s why, despite the strong order growth of last year, we didn’t really see quarter-over-quarter improvement in revenue and earnings per share until last quarter, and again this quarter.

Total orders for the first quarter were down 10.9%, and deferred revenue decreased approximately $5 million versus a $500,000 increase in deferred revenue in the first quarter of last year.

The transition to subscription software is continuing to cause much greater seasonality in orders, while revenue becomes less seasonal due to the smoothing effect of deferred revenue. As subscription sales become an even greater part of total sales, this will become even more amplified.

We don’t have much history on which to predict the seasonal order pattern, but it clearly is changing quite significantly with a much higher percentage of orders in the second, and even more so the third quarter and lower order levels in the fourth and first quarters.

In that regard, first quarter orders were weaker than we expected, while fourth quarter orders were actually somewhat better than we anticipated. But all in all, the pattern is consistent with our overall expectations.

Product revenues were up $500,000 or about 2% this quarter, primarily due to improved hardware sales, particularly laptops.

Service revenues of $7.2 million were the highest quarterly service revenues we have ever achieved, and were $2.2 million, or 44% higher than first quarter last year.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Nearly all service areas achieved growth, with the largest increases in our remote technical services, primarily hosting and installations. Service revenues also increased because we held the national conference in the first quarter of 2008, but did not have a national conference in 2007.

Total gross profit margins for the quarter were 73.5%, down from 75.4% last year, due to a greater mix of services in the first quarter of 2008 versus 2007. Product gross margins decreased to 81.8% from 82.9%, due to a greater mix of hardware, while service gross margins increased to 47.6% versus 42.5% last year. This is the third consecutive quarter of improved service gross margins. And as was true in the last several quarters, it’s due to the growth in our more profitable technical service areas, especially hosting.

Operating expenses were $17.5 million, down nearly $800,000 from the same quarter last year. Selling and Marketing expenses were little changed, while Product Development expenses were down $1 million. The reduction in Product Development expenses is primarily due to three components -- capitalization of $267,000 of software development costs in 2008, compared to no cost capitalized in the first quarter of 2007, a restructuring charge related to our laptop line of $500,000 taken in the first quarter of 2007, and ongoing savings from that restructuring and further consolidation of the development group.

General and Administrative expenses increased by $300,000 due to one-time charges incurred in the current quarter to terminate contracts for professional development events for which we have altered the timing and location of those events.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Operating cash flow for the quarter was $1 million, compared to $2.6 million in the first quarter of 2007. About half of the reduction in operating cash flow was caused by the timing of tax payments, with the remainder associated with the reduced first quarter orders and other factors such as a significant amount of the orders coming late in the quarter, and strong fourth quarter collections, which resulted in a low balance to collect in Q1.

Accounts Receivable and collections remains strong, with days sales outstanding at 33 days.

Now I’ll turn it over to Steve to provide additional comments; Steve.

Steve Schmidt:

Thank you Mary. We’re pleased to report quarterly results with revenue up 10% and earnings doubling. These results are indicative of the operating leverage our business has, which results in a substantial portion of the incremental revenue gains falling to the bottom line and increasing operating income.

The current quarter’s growth in hardware sales and the strong subscription order levels from last year’s second and third quarters were key to our reported growth this quarter, as the deferred revenue from these subscription orders is amortized into reported revenue.

We had anticipated seasonally weak order rates in the first quarter, but admittedly overall orders came in somewhat lower than we had expected.

As Mary noted, Q4 had been a little better than we had projected, so in total this mid-school year period is playing out as we had thought it would, with software order rates affected by the enhanced seasonal shift caused by

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

subscriptions, and a delay in orders as customers weighed the benefits of moving to Enterprise.

It’s important to understand how dramatic the impact of the transition to subscription software sales is, both the negative short-term effects of increased seasonality of orders, and the significant positive longer term effects of ultimately generating higher revenue and profit. Let me explain.

Sales of the new subscription based Enterprise offering which gives customers access to our more than 120,000 Quizzes, or all Math libraries, typically occur for both new and renewal customers in the second and third quarters, to coincide with the school year, and customers’ budget cycle.

This is in contrast to our historical pattern of quiz and math content sales, which were strongest in the first and fourth quarters.  Therefore, as more and more customers move to Enterprise and shift their buying cycle to Q2 and Q3, the declines in orders, particularly quiz orders, will be more pronounced in Q1 and Q4.

Also as we’ve explained before, exacerbating the Q1 affect of the seasonal shift is that many customers are reducing their orders of Accelerated Reader quizzes as they consider moving to Enterprise. The decision to purchase AR Enterprise takes longer than the decision to purchase quizzes.

There are many schools which have slowed or stopped their purchases of Accelerated Reader quizzes while they consider upgrading.

Due to the combination of the shift in seasonal order pattern and delay in AR quiz orders, the better reading of the year’s order picture will come in the second, and even to a greater extent, the third quarter this year.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

While the transition to subscription software sales presents near-term challenges, the strategic benefits are clear. Customers who upgrade from previous versions of AR to Enterprise are increasing their annual reading software purchases, on average, by more than $1000 per school, and additional purchases of hosting and other services is expected to increase the average gain by an additional $200 or more per school.

Enterprise is also key to new school adoptions of Accelerated Reader as it continues to resonate very strongly with customers who see the value of the Renaissance Place platform in gaining access to all the quiz content. In fact, despite Q1 not being a seasonally strong period to add new schools, we added 200 new Reading schools in the quarter, and increased the total number of schools using AR Enterprise to over 12,000, still less than 20% of our total schools using Reading products.

We’re very encouraged by the future potential benefit that Enterprise offers. All-in-all, we’re quite happy to accept the trade-off of some short-term transitional difficulties in exchange for the long-term benefits offered by the subscription business model.

Enterprise is also key to new adoptions of Accelerated Math. And while Math orders were about flat in the quarter, we believe Math has exceptional growth potential buoyed further by the recent report of the National Mathematics Advisory Panel.

The National Math Panel was commissioned by the President to determine the best use of scientifically based research in teaching and learning math. This group recently concluded their work, and released a final report that included recommendations and comments on curriculum content and instructional

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

materials, math practice, formative assessment, differentiated instruction, and the important role of the teacher in the classroom.

These are all concepts that align perfectly with both our overall product philosophies, and specifically with our Math products and training. We believe the National Math Panel Report can be an important catalyst to accelerating our Math product sales.

We successfully rolled out the latest release of our Renaissance Place suite of products, Version 4.0, in March. A highlight of the new release is the Home Connect feature which allows parents and students to log into a Web site and view student progress and performance on Reading quizzes and Math tests, monitor progress toward goals, search for a book to read, and see the books the student has recently read on their own electronic bookshelf. Students can also practice or work on assignments in Accelerated Math, and Math Facts in a Flash from home, and have the assignment scored through Home Connect.

Automatic email functionality improves the communication between home and classroom too, and teachers love it because it’s all automatic; it does not create extra work or burden them like many other home communication programs.

Parent or guardian access to online results and assignments promotes involvement and discussion between parents and children, which is a critical factor in learning success. The research is clear and consistent that children do better academically when parents are involved in their child’s education.

In addition to the Home Connect feature, the recent release of Renaissance Place includes the software to support AR quizzing on Neo2, teacher level

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

drill-down capability in the dashboard, and new progress monitoring reports in Star Reading, Star Math, and Star Early Literacy.

Laptop orders showed positive growth for the second quarter in a row, up nearly 6% due to improved domestic sales. We’re very encouraged by the continued positive results for our laptop line, and are particularly pleased with the feedback we’re receiving for Neo2. The new Renaissance Place release provides the capability to allow students to use Neo2 to take AR quizzes, and we believe that this feature will help maintain positive momentum for the laptop product line.

On a macroeconomic level, budget concerns are again making the headlines in some states. We are seeing some evidence in select states of orders being delayed as schools and districts wait to see how their funding situation develops for the new school year.

A recent report by the Center on Budget and Policy Priorities reported that about half of the 50 states are projecting budget shortfalls. Other reports indicate that state tax revenues are the weakest in almost five years; not really a surprise given the slowdown in our economy, and the difficulties in the housing sector.

Some states, particularly California and Florida -- two of our biggest revenue producers -- seem to be suffering the worst of the subprime mortgage and real estate impacts. And because school budgets are heavily dependent on State funding and local property taxes, the deepest cuts in school funding are expected in those states. Other states seem to be faring better and are indicating that education cuts are unlikely.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Because of the delays in quiz purchasing and the economic issues -- dare I say recession -- it’s less likely that we will achieve our projected order increase of 15% to 20% for the year. But, it’s too early to know for sure as in general the first quarter does not really tell us much about expectations for the full year.

As we’ve said earlier, it will be the second, and even more so the third quarters, that will be the true barometer for us. Growth may be tempered by the economic challenges in some states, but we still expect 2008 to be a year of solid improvement in revenue, earnings, and cash flow.

Now Mary, Terry and I would be happy to answer any questions that you have.

Operator:

Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.

Please depress star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Jerry Herman of Stifel Nicolaus.

Jerry Herman:

Thanks, good afternoon everybody. Hi guys.

Steve Schmidt:

Hi Jerry.

Jerry Herman:

I just wanted to pursue the order outlook - the 15% to 20% maybe being too aggressive; what inputs other than just sort of the macro, do you have to that change? What sort of feedback are you getting from the field perhaps?

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

And as part of that, how do you actually differentiate between the seasonality of the business as you described given the increased use of the subscription model, versus the cyclicality of the business, and how it relates to sort of the budget cycle.

Steve Schmidt:

Well, the feedback that we’re getting Jerry, from the field, is generally positive, short of the budget issues that sometimes are raised. The interest in moving to Enterprise is out there, and the indications are that we’re going to see a strong Q2 and Q3 as a result.

It’s hard to predict exactly how strong and how many of the schools that are in the pipeline are going to move, but there’s a tremendous amount of interest out there. And if schools are going to move to Enterprise and the subscription model, they’re most likely to do it in Q2 and Q3.

That - I’m not sure the seasonality and the budget cycle part of your question are a lot different; they’re sort of related. When you’re buying an annual subscription, the logical time to consider that is in - or between school years. So again, falling back to the Q2 and Q3 situation, as opposed to the middle of the year which was the most popular time to be buying quizzes under our former model, where schools bought the individual quizzes.

So, I think that the two are really joined, and more and more we’re going to see the bulk of our business, or a large part of the orders coming in in the spring and summer months -- both renewal orders and new adoptions of the product.

Jerry Herman:

Steve, a follow-up to sort of the concentration of timing on the renewals; is there a particular month or couple of months where you will be extremely heavily concentrated -- I’m assuming it’s the summer months -- but, even if

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

you sign a contract for a subscription, do you - does that renewal period come up at a consistent time with, you know, with the other ongoing contracts.

Steve Schmidt:

If the renewal…

Jerry Herman:

Does that make sense?

Steve Schmidt:

We allow the school or the school district to set the renewal period so, whatever makes most sense to them -- the most common renewal is a July 1, renewal. Some schools though have a budget year that will start, say September 1, or will time it around the timing of their cash flow, and so they may want the renewal to start August 1, September 1, October 1.

And for us, the renewal process starts 60 to 90 days ahead of that renewal date, when we start contacting the customer and working with them for the renewal.

So, it really is a process that is spread, really starting up right about now and we’ll go right through the summer into early fall.

Jerry Herman:

And then finally, just a - maybe attempt to pin you down on numbers; if the 15% to 20% might be too aggressive, do you have a better guess on what the order rate might look like for the year?

Steve Schmidt:

We’re not going to throw out another number other than to say that at this point, the 15% to 20% may be too aggressive. But, it’s just too early to know for sure until we have more experience into Q2; and really Q3 is going to be the heaviest period.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Jerry Herman:

Great. And just one last question for Mary if I can; Mary can you give us depreciation and amortization, and CAPEX for the quarter?

Mary Minch:

D&A is about what it typically is, about $1 million a quarter Jerry, and CAPEX for the quarter was about $300,000.

Jerry Herman:

And that’s a good run rate for the year?

Mary Minch:

Yes.

Jerry Herman:

Great, thanks very much. I’ll circle back.

Operator:

Once again, that is star 1 to pose a question.

Your next question is from the line of Jeff Bronchick of RCB Investment Management.

Jeff Bronchick:

Hi, asked and answered, thank you.

Operator:

There are no further questions at this time.

I do apologize, we now have a question - we have a follow-up question from Jerry Herman.

Jerry Herman:

Go on assuming that there aren’t others. As you guys have progressed into this process of a subscription based model, and you’ve worked with what I would guess would be a higher level of decision making in the hierarchy of those that are spending money for school, can you better identify what components of the school budget funding for your products are coming from?

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Steve Schmidt:

It continues to be a variety of different sources of funding. I’m not sure that the decision-making always determines the source of those funds, but as you gain district-wide contracts and purchases, it is more likely to be a line item in the budget -- something that is looked at year after year as just an ongoing part of their operating costs, as opposed to being taken out of discretionary funds some place or some parent-teacher funds or something like that at the local school level.

But I think we see purchases being made from a variety of funds, including -- when you think of the Federal programs -- Title I continues to be an important source of funds, as well as other programs. And then their ongoing curriculum and instructional funds that, you know, schools budget for every year.

Jerry Herman:

Okay, great. Can you talk a little bit about pricing -- first for the Home Connect product, and then just in general if there’s any intentions to increase prices at all.

Steve Schmidt:

Home Connect is not sold separately or priced separately; it is a feature that comes with the Enterprise offering of Accelerated Reader and Accelerated Math.

Other price adjustments or increases are relatively subtle -- we have some very minor price increases going into effect for Accelerated Reader quizzes, and some of the Star subscription amounts, but these are all fairly small dollar impact items. I don’t think you’re going to see a major impact on revenue, strictly due to pricing.

Jerry Herman:

Okay. And I think you alluded to it in maybe a different way than last time, but you - can you just clarify the Renaissance Place or Renaissance platform adoption rate at this point? I think last quarter you talked about 21,000.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Mary Minch:

Right, we’re up to about 22,900 or close to 23,000 Jerry.

Jerry Herman:

Great, thanks very much. I’ll turn it over.

Steve Schmidt:

Okay.

Operator:

Thank you sir. Our next question comes from the line of Corey Johnson.

Corey Johnson:

Hey guys, thanks for taking my question. I just want to understand the philosophy behind dividends; how we should expect them going forward, when do you think is the best use of cash, and why?

Steve Schmidt:

Well, dividends are looked at like all other uses of cash. We’ll look at the ongoing cash or financial position of the company, and the cash flows projected, and coming in. And look at alternatives for that cash, whether it be stock repurchase or paying it out in a dividend or, you know, some other means of funding growth.

So, you know, no commitment on any particular dividend level, but in the past we have seen it as a very viable alternative in a way of returning cash, returning part of the profits to our shareholders. So, it may be considered an important part of what we do with our cash again.

Corey Johnson:

Do you sort of on a connected level - do you have a notion of what the right share count should be? Is there a share count that would be too low for you guys? Do you think of it that way?

Steve Schmidt:

We’re sensitive to the float certainly, of the shares, but I think it’s more a decision around the best value for the shareholders or the best use of our cash.

RENAISSANCE LEARNING

Moderator: Mary Minch

04-15-08/4:00 pm CT

Confirmation #41088150

Corey Johnson:

Okay, thanks.

Operator:

Mr. Schmidt, I apologize. Corey Johnson was from Kingsford Capital.

And once again, if anyone would like to pose a question, please press star 1 on your telephone keypad.

Sir, it appears at this time there are no further questions.

Steve Schmidt:

Thank you. I want to reiterate that our long-term outlook remains very positive. We’re confident in our Enterprise Subscription Model and the new features and product offerings that we discussed today.

With less than 20% of our total Reading customers using Enterprise, and the fact that customers who upgrade to Enterprise are increasing their annual spending with us, we believe the future looks very bright.

Thank you for joining us today. We’ll talk to you again in July.

Operator:

This concludes today’s conference. You may now disconnect.

END